Exhibit (a)(1)

HEARTWARE INTERNATIONAL, INC.

FUNDAMENTAL CHANGE REPURCHASE RIGHT NOTICE, NOTICE OF RIGHT TO CONVERT, NOTICE OF ENTRY INTO SUPPLEMENTAL INDENTURE AND OFFER TO REPURCHASE

TO HOLDERS OF

3.50% Convertible Senior Notes due 2017 (CUSIP No. 422368 AA8)

1.75% Convertible Senior Notes due 2021 (CUSIP No. 422368 AC4)

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of December 15, 2010 (the “Original Indenture”), by and between HeartWare International, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association (as successor-in-interest to Wilmington Trust FSB), as trustee (the “Trustee”), as amended and supplemented by that certain First Supplemental Indenture, dated as of December 15, 2010 (the “First Supplemental Indenture” and, together with the Original Indenture and the Third Supplemental Indenture (as defined below), the “2017 Notes Indenture”), by and between the Company and the Trustee, relating to the Company’s 3.50% Convertible Senior Notes due 2017 (the “2017 Notes”), as further amended and supplemented by that certain Second Supplemental Indenture, dated as of May 13, 2015 (the “Second Supplemental Indenture” and, together with the Original Indenture and the Third Supplemental Indenture, the “2021 Notes Indenture,” and, together with the 2017 Notes Indenture, the “Indentures” and each, an “Indenture”), by and between the Company and the Trustee, relating to the Company’s 1.75% Convertible Senior Notes due 2021 (the “2021 Notes,” and together with the 2017 Notes, the “Notes”), as further amended and supplemented by that certain Third Supplemental Indenture, dated as of August 23, 2016 (the “Third Supplemental Indenture”), by and between the Company and the Trustee that each holder of the Notes (each, a “Holder”) has the right (the “Fundamental Change Repurchase Right”), at the Holder’s option, to require the Company to repurchase for cash such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on September 27, 2016 (the “Fundamental Change Repurchase Date”). The repurchase price (the “Fundamental Change Repurchase Price”) to be paid by the Company for Notes validly surrendered and not validly withdrawn is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Repurchase Date.

Holders may exercise their Fundamental Change Repurchase Right by providing notice in accordance with The Depositary Trust Company’s (“DTC”) applicable procedures (the “Fundamental Change Repurchase Notice”) to Wilmington Trust, National Association, as tender agent (the “Tender Agent”), at any time on or before 5:00 p.m. Eastern time on September 26, 2016 (the “Fundamental Change Expiration Time”) and by delivering the Notes described in the Fundamental Change Repurchase Notice to the Tender Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice. The Trustee has informed the Company that, as of the date hereof, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered through the transmittal procedures of DTC. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

Any Holder may withdraw its submission of a Fundamental Change Repurchase Notice with respect to any Notes, in whole or in part, by delivering a notice of withdrawal in accordance with DTC’s applicable procedures to the Tender Agent at any time prior to the Fundamental Change Expiration Time. The Fundamental Change Repurchase Price for any Notes in respect of which a Fundamental Change Repurchase Notice is provided to the Tender Agent prior to the Fundamental Change Expiration Time will be paid in cash by Wilmington Trust, National Association, as paying agent (the “Paying Agent”), on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer of such Notes to the Tender Agent by the Holder thereof. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the applicable Indenture, the applicable Notes and this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) and any related notice materials, as amended and supplemented from time to time.

On June 27, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Medtronic, Inc., a Minnesota corporation (“Parent”), and Medtronic Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of the Company, at a price of $58.00 per Share, paid to the seller in cash, without interest, subject to any required withholding of taxes. The Offer expired at the end of the day, immediately after 11:59 p.m. Eastern time on August 22, 2016, and the tendered Shares were accepted for payment by Purchaser on August 23, 2016. Later in the day, on August 23, 2016, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares (i) owned by the Company as treasury stock or owned by Parent or Purchaser, which Shares were cancelled and retired and cease to exist or (ii) held by a holder who properly demanded appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law) were, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive $58.00 per Share in cash, payable to the holder thereon, without any interest thereon, subject to any required withholding of taxes (the “Merger Consideration”). As a result of the Merger, the Company ceased to be a publicly traded company (the “Delisting”) and became a wholly-owned subsidiary of Parent. As a result of each of the consummation of the Offer, the completion of the Merger and the Delisting, a Fundamental Change (as defined in the applicable Indenture, a “Fundamental Change”) occurred on August 23, 2016, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change (as defined in the applicable Indenture, a “Make-Whole Fundamental Change”).

Alternative to the Fundamental Change Repurchase Right:

You May Elect to Convert Your Notes

As described in the Notice of Anticipated Merger Effective Date; Notice of Right to Convert, dated June 27, 2016, and delivered to all Holders and the Trustee, each Indenture provides that, as a result of the Fundamental Change and the Make-Whole Fundamental Change, and notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time until 5:00 p.m. Eastern time on September 27, 2016 (the “Conversion Period”). If you would like to convert your Notes, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to Wilmington Trust, National Association, as conversion agent (the “Conversion Agent”), through the transmittal procedures of DTC prior to the end of the Conversion Period. See “Section 2.3—Conversion Rights of the Holders” for further information on how to deliver Notes for conversion. You may not convert any Notes with respect to which you have already delivered a Fundamental Change Repurchase Notice unless you have validly withdrawn such Fundamental Change Repurchase Notice in accordance with the procedures described in this Notice. Notes properly surrendered for conversion may not be withdrawn.

Pursuant to the terms of the First Supplemental Indenture and the Second Supplemental Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Third Supplemental Indenture with respect to the First Supplemental Indenture and the Second Supplemental Indenture providing that, following the effective date of the Merger, the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate (as defined in the applicable Indenture, the “Conversion Rate”) multiplied by the Merger Consideration. The Company’s conversion obligation with respect to Notes that are converted prior to the end of the Conversion Period will be fixed at an amount in cash equal to the Conversion Rate of 10.0000 for each of the 2017 Notes and the 2021 Notes, multiplied by $58.00 (i.e., the Merger Consideration). As a result, you will be entitled to receive $580.00 in cash per $1,000 principal amount of 2017 Notes or 2021 Notes validly surrendered for conversion. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the amount you will receive if your Notes are converted prior to the end of the Conversion Period and the amount you will

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receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right. The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

Based on the amount of the Merger Consideration, the Conversion Rate will not change as a result of the Merger. Accordingly, the value that you will receive if you convert your Notes prior to the end of the Conversion Period is substantially less than the funds that you will receive if you validly exercise the Fundamental Change Repurchase Right. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, Medtronic plc or Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, or Wilmington Trust, National Association, in its role as Trustee, Tender Agent, Paying Agent and Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

This Notice constitutes the “Fundamental Change Company Notice” required to be delivered pursuant to Section 3.01(b) of each Indenture in relation to each Fundamental Change identified herein. This Notice also constitutes the notice of the Holder’s right to convert required to be delivered pursuant to Section 4.03(b) of each Indenture with respect to each Make-Whole Fundamental Change identified herein. Finally, this Notice constitutes the notice required to be delivered to Holders pursuant to Sections 4.06(b) and 7.03 of each Indenture in connection with the entry into the Third Supplemental Indenture.

The Tender Agent, Paying Agent and Conversion Agent is:

Wilmington Trust, National Association

Global Capital Markets

50 S. 6th Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: HeartWare Account Manager

(612) 217-5651 (Facsimile)

The Information Agent is:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017-6219

(844) 583-6337 (Toll Free)

(844) 5-TENDER (Toll Free)

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No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is current as of any time subsequent to the date of such information. None of the Company, Medtronic plc or Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, or Wilmington Trust, National Association, in its role as Trustee, Tender Agent, Paying Agent and Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right (the “Fundamental Change Repurchase Right”) of each holder of (i) the 3.50% Convertible Senior Notes due 2017 (the “2017 Notes”) and (ii) the 1.75% Convertible Senior Notes due 2021 (the “2021 Notes” and, together with the 2017 Notes, the “Notes”) to require the Company to repurchase, and the obligation of the Company to repurchase, the Notes, subject to the terms and conditions of the applicable Indenture (as defined below), the applicable Notes and this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, the Company urges you to read carefully the remainder of this Notice because the information in this summary is not complete. Section references are included to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “the Company,” “we,” “our” or “us” in this Notice refer to HeartWare International, Inc.

Who is offering to repurchase my Notes?

HeartWare International, Inc., a Delaware corporation (the “Company”), is a medical device company that develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure, and following the consummation of the Merger (as defined below), became an indirect, wholly-owned subsidiary of Medtronic plc, an Irish public limited company (“Medtronic”). Medtronic is among the world’s largest medical technology, services and solutions companies—alleviating pain, restoring health and extending life for millions of people around the world. (See “Section 1.1—The Company”)

Why is the Company offering to repurchase my Notes?

Pursuant to the terms and conditions of the Indenture, dated as of December 15, 2010 (the “Original Indenture”), by and between the Company and Wilmington Trust, National Association (as successor-in-interest to Wilmington Trust FSB), as trustee (the “Trustee”), as amended and supplemented by that certain First Supplemental Indenture, dated as of December 15, 2010 (the “First Supplemental Indenture” and, together with the Original Indenture and the Third Supplemental Indenture (as defined below), the “2017 Notes Indenture”), by and between the Company and the Trustee, relating to the 2017 Notes, as further amended and supplemented by that certain Second Supplemental Indenture, dated as of May 13, 2015 (the “Second Supplemental Indenture,” and, together with the Original Indenture and the Third Supplemental Indenture, the “2021 Notes Indenture,” and, together with the 2017 Notes Indenture, the “Indentures” and each, an “Indenture”), by and between the Company and the Trustee, relating to 2017 Notes, as further amended and supplemented by that certain Third Supplemental Indenture, dated as of August 23, 2016 (the “Third Supplemental Indenture”), by and between the Company and the Trustee, upon a Fundamental Change (as defined in the applicable Indenture, a “Fundamental Change”), each holder of the Notes (each, a “Holder”) may require us to repurchase some or all of its Notes at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Repurchase Date (as defined below) (the “Fundamental Change Repurchase Price”). On June 27, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Medtronic, Inc., a Minnesota corporation (“Parent”), and Medtronic Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of the Company, at a price of $58.00 per Share, paid to the seller in cash, without interest, subject to any required withholding of taxes. The Offer expired at the end of the day, immediately after 11:59 p.m. Eastern time on August 22, 2016, and the tendered Shares were accepted for payment by Purchaser on August 23, 2016. Later in the day, on August 23, 2016, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. In the Merger, each Share issued and outstanding immediately prior to the effective time of the

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Merger (other than Shares (i) owned by the Company as treasury stock or owned by Parent or Purchaser, which Shares were cancelled and retired and cease to exist or (ii) held by a holder who properly demanded appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law) were, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive $58.00 per Share in cash, payable to the holder thereon, without any interest thereon, subject to any required withholding of taxes (the “Merger Consideration”). As a result of the Merger, the Company ceased to be a publicly traded company (the “Delisting”) and became a wholly-owned subsidiary of Parent. As a result of each of the consummation of the Offer, the completion of the Merger and the Delisting, a Fundamental Change occurred on August 23, 2016, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change (as defined in the applicable Indenture, a “Make-Whole Fundamental Change”). (See “Section 2.1—The Company’s Obligation to Repurchase the Notes”)

What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion of the principal amount thereof that is equal to or an integral multiple of $1,000, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder, and not validly withdrawn. As of August 25, 2016, there was $42,471,000 aggregate principal amount of 2017 Notes outstanding and $202,366,000 aggregate principal amount of 2021 Notes outstanding. (See “Section 2—Information Concerning the Notes”)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the applicable Indenture and the applicable Notes, the Company will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, September 27, 2016 (the “Fundamental Change Repurchase Date”), with respect to any and all Notes validly surrendered through a notice in accordance with The Depositary Trust Company’s (“DTC”) applicable procedures (the “Fundamental Change Repurchase Notice”) delivered to Wilmington Trust, National Association, as tender agent (the “Tender Agent”), and not validly withdrawn at any time on or before 5:00 p.m. Eastern time on September 26, 2016 (the “Fundamental Change Expiration Time”), and which Notes are delivered to the Tender Agent by book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice. The amount of accrued and unpaid interest per $1,000 principal amount of Notes will be calculated by multiplying the current annual interest rate by the number of days that have elapsed since June 15, 2016 (the last interest payment date for each of the 2017 Notes and the 2021 Notes) to, but excluding, the Fundamental Change Repurchase Date, divided by 360 and multiplying the product by each $1,000 principal amount of Notes. The Company estimates that the accrued and unpaid interest payable on the Notes that are surrendered for repurchase will be approximately $9.92 per $1,000 principal amount of 2017 Notes surrendered and approximately $4.96 per $1,000 principal amount of 2021 Notes surrendered. (See “Section 2.2—Repurchase Price”).

How will the Company fund the repurchase of the Notes?

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $42,892,170.75 with respect to the 2017 Notes and approximately $203,369,398.08 with respect to the 2021 Notes. The Company expects to fund the repurchase from available cash on hand and funds made available by Parent.

The repurchase of Notes pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof. (See “Section 5—Payment for Surrendered Notes; Source and Amount of Funds”)

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How can I determine the market value of the Notes?

As of August 25, 2016, the most recent closing price of the 2017 Notes and 2021 Notes in the over-the-counter market as quoted on Bloomberg was $98.75 and $100.01, respectively, per $1,000 principal amount. To the extent that the Notes are traded, prices of the Notes may fluctuate depending on trading volume, the balance between buy and sell orders, prevailing interest rates and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Fundamental Change Repurchase Right. The closing of the Merger resulted in the Shares no longer been traded on The Nasdaq Stock Market LLC under the symbol “HTWR.” On August 22, 2016, the last reported sale price of the Shares on The Nasdaq Stock Market LLC was $57.98 per Share. (See “Section 2.4—Market for the Notes and the Shares”)

Are my Notes currently convertible?

Yes. As described in the Notice of Anticipated Merger Effective Date; Notice of Right to Convert, dated June 27, 2016, and delivered to all Holders and the Trustee, Holders of Notes currently have the right to convert their Notes until 5:00 p.m. Eastern time on September 27, 2016 (the “Conversion Period”). Following the Conversion Period, the Notes will not be eligible for conversion unless a subsequent conversion right is triggered under Section 4.01(a) of the applicable Indenture.

If you do not exercise your Fundamental Change Repurchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Notes. If you deliver a Fundamental Change Repurchase Notice to the Tender Agent, you may not surrender such Notes for conversion unless you validly withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. If you surrender your Notes for conversion at any time, you will no longer be able to exercise the Fundamental Change Repurchase Right. (See “Section 2.3—Conversion Rights of the Holders”)

What consideration will I receive if I convert my Notes during the Conversion Period?

Pursuant to the terms of each of the First Supplemental Indenture and the Second Supplemental Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Third Supplemental Indenture with respect to each of the First Supplemental Indenture and the Second Supplemental Indenture providing that, following the effective date of the Merger, the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate (as defined in the applicable Indenture, the “Conversion Rate”) multiplied by the Merger Consideration.

As a result, if you decide to convert your Notes, the Company’s conversion obligation with respect to each $1,000 principal amount of Notes that are converted during the Conversion Period is fixed at an amount in cash equal to the Conversion Rate of 10.0000 for each of the 2017 Notes and the 2021 Notes, multiplied by $58.00 (i.e., the Merger Consideration). Accordingly, you will be entitled to receive $580.00 in cash per $1,000 principal amount of 2017 Notes or 2021 Notes validly surrendered for conversion during the Conversion Period. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the estimated amount you will receive if your Notes are converted during the Conversion Period and the estimated amount you will receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right. Accordingly, the value that you will receive if you convert your Notes prior to the end of the Conversion Period is substantially less than the funds that you will receive if you validly exercise the Fundamental Change Repurchase Right.

What is the relationship between the offer to repurchase and the convertibility of the Notes?

The right to exercise the Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. If you do not exercise your Fundamental Change Repurchase Right, your conversion rights

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will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender such Notes under the Fundamental Change Repurchase Right. (See “Section 2.3—Conversion Rights of the Holders”)

What does the board of directors of the Company think of the Fundamental Change Repurchase Right and the conversion rights?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Repurchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Notice, are based on the requirements of the applicable Indenture and the applicable Notes. (See “Section 2.3—Conversion Rights of the Holders”)

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 5:00 p.m. Eastern time on September 26, 2016, which is the Business Day (as defined in the applicable Indenture) immediately preceding the Fundamental Change Repurchase Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (See “Section 2.1—The Company’s Obligation to Repurchase the Notes”)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (See “Section 2.1—The Company’s Obligation to Repurchase the Notes”)

How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must deliver the Fundamental Change Repurchase Notice to the Tender Agent prior to the Fundamental Change Expiration Time, and subsequently surrender the Notes to the Tender Agent, in each case, through the transmittal procedures of DTC.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender the Notes on such Holder’s behalf through the transmittal procedures of DTC prior to the Fundamental Change Expiration Time.

Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Tender Agent electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system.

You bear the risk of untimely submission of the Fundamental Change Repurchase Notice. You must allow sufficient time for completion of the necessary procedures prior to the Fundamental Change Expiration Time, after which time you will not be able to exercise the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, the Fundamental Change Repurchase Notice to the Tender Agent through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice. (See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase”)

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If I surrender my Notes for repurchase, when will I receive payment for them?

Prior to 11:00 a.m. New York City time on the Fundamental Change Repurchase Date, the Company will deposit with the Paying Agent an amount of money in immediately available funds sufficient to pay the Fundamental Change Repurchase Price for all Notes that are to be repurchased as of the Fundamental Change Repurchase Date. The Paying Agent will, on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer of such Notes to the Tender Agent by the Holder thereof in the manner described in this Notice, make payment of the Fundamental Change Repurchase Price by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See “Section 5—Payment for Surrendered Notes; Source and Amount of Funds”)

How do I withdraw a Fundamental Change Repurchase Notice that I have already delivered?

You can withdraw a Fundamental Change Repurchase Notice that has already been delivered by means of a notice of withdrawal delivered to the Tender Agent at any time prior to the Fundamental Change Expiration Time in accordance with the applicable procedures of DTC.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the applicable procedures of DTC prior to the Fundamental Change Expiration Time. (See “Section 4—Right of Withdrawal”)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

If you choose to surrender Notes, you are not required to surrender all of your Notes. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple of $1,000. (See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase”)

If I want to convert my Notes during the Conversion Period, what should I do?

If you want to convert your Notes during the Conversion Period, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to Wilmington Trust, National Association, as the conversion agent (the “Conversion Agent”), through the transmittal procedures of DTC prior to the end of the Conversion Period.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes through the transmittal procedures of DTC prior to the end of the Conversion Period. (See “Section 2.3—Conversion Rights of the Holders”)

If I elect to convert my Notes during the Conversion Period, when will I receive payment?

Upon conversion of a Note, we will pay the consideration due in respect of the conversion no later than the third Business Day (as defined in the applicable Indenture) immediately following the date that the Notes were transferred to the Conversion Agent for conversion in accordance with the procedures of DTC. (See “Section 2.3—Conversion Rights of the Holders”)

If I have already elected to exercise my Fundamental Change Repurchase Right, can I still convert my Notes?

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If you have already exercised your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. You bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn. (See “Section 2.3—Conversion Rights of the Holders”)

Do I need to do anything if I do not wish to surrender my Notes for repurchase?

No. If you do not surrender your Notes before the Fundamental Change Expiration Time, we will not repurchase your Notes and such Notes will remain outstanding subject to the existing terms of the applicable Indenture and the applicable Notes. (See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase”)

If I do not surrender my Notes for conversion during the Conversion Period, will I be able to exercise conversion rights, if any, in the future?

Yes. If you do not convert your Notes during the Conversion Period or do not deliver a Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time, you will retain the right to convert your Notes for cash consideration if a subsequent conversion right is triggered under Section 4.01(a) of the applicable Indenture. (See “Section 2.3—Conversion Rights of the Holders”)

What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Repurchase Right or conversion rights, see “Section 11—Material U.S. Federal Income Tax Considerations.”

Who is the Tender Agent, the Paying Agent and the Conversion Agent?

Wilmington Trust, National Association, the Trustee under the Indentures, is serving as Tender Agent, Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Repurchase Right and conversion rights. Its address and facsimile number are set forth on the front cover page of this Notice.

Who can I talk to if I have questions about the Fundamental Change Repurchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to the Tender Agent, the Paying Agent, the Conversion Agent and The Proxy Advisory Group, LLC, the information agent, at the addresses and telephone numbers set forth on the cover of this Notice. You should direct any other questions you may have to your own financial and tax advisors.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) contain information that includes or is based on “forward-looking statements.” Forward-looking statements include the management’s judgment regarding future events. In many cases, you can identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. Because these statements reflect current views concerning future events, these forward-looking statements involve risks and uncertainties. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding the Merger, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Notice are made as of August 26, 2016. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this Notice for any reason, even if new information becomes available or other events occur in the future.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 26, 2016. You are advised to consult any further disclosures we make on related subjects in our reports filed with the Securities and Exchange Commission (the “SEC”).

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHTS

1. INFORMATION CONCERNING THE COMPANY.

1.1. The Company.

HeartWare International, Inc. (the “Company”) is a medical device company that develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure, and following the consummation of the Merger (as defined below), became an indirect, wholly-owned subsidiary of Medtronic plc, an Irish public limited company (“Medtronic”). Medtronic is among the world’s largest medical technology, services and solutions companies—alleviating pain, restoring health and extending life for millions of people around the world. Our principal executive offices are located at c/o Medtronic, Inc., 710 Medtronic Parkway, Minneapolis, Minnesota 55432. Our telephone number is (763) 514-4000 and our website address is www.heartware.com. The Company’s website address is not intended to function as a hyperlink, and the information contained in the Company’s website is not incorporated by reference in this Notice and you should not consider it as part of the Notice.

Additional information regarding the Company is contained in our filings with the SEC. See “Section 12—Additional Information.”

1.2. The Merger Agreement.

On June 27, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Medtronic, Inc., a Minnesota corporation (“Parent”), and Medtronic Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of the Company, at a price of $58.00 per Share, paid to the seller in cash, without interest, subject to any required withholding of taxes. The Offer expired at the end of the day, immediately after 11:59 p.m. Eastern time on August 22, 2016, and the tendered Shares were accepted for payment by Purchaser on August 23, 2016. Later in the day, on August 23, 2016, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares (i) owned by the Company as treasury stock or owned by Parent or Purchaser, which Shares were cancelled and retired and cease to exist or (ii) held by a holder who properly demanded appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law) were, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive $58.00 per Share in cash, payable to the holder thereon, without any interest thereon, subject to any required withholding of taxes (the “Merger Consideration”). As a result of the Merger, the Company ceased to be a publicly traded company (the “Delisting”) and became a wholly-owned subsidiary of Parent. As a result of each of the consummation of the Offer, the completion of the Merger and the Delisting, a Fundamental Change (as defined in the applicable Indenture, a “Fundamental Change”) occurred on August 23, 2016, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change (as defined in the applicable Indenture, a “Make-Whole Fundamental Change”). In addition, as described in the Notice of Anticipated Merger Effective Date; Notice of Right to Convert, dated June 27, 2016, and delivered to all Holders and the Trustee, each Holder has the right to convert the Notes prior to the end of the Conversion Period (as defined below).

2. INFORMATION CONCERNING THE NOTES.

The Notes (as defined below) were issued under the Indenture, dated as of December 15, 2010 (the “Original Indenture”), by and between HeartWare International, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association (as successor-in-interest to Wilmington Trust FSB), as trustee (the “Trustee”), as amended and supplemented by that certain First Supplemental Indenture, dated as of December 15, 2010 (the “First Supplemental Indenture” and, together with the Original Indenture and the Third Supplemental Indenture (as defined below), the “2017 Notes Indenture”), by and between the Company and the Trustee, relating to the Company’s 3.50% Convertible Senior Notes due 2017 (the “2017 Notes”), as further amended and supplemented by that certain Second Supplemental Indenture, dated as of May 13, 2015 (the “Second Supplemental Indenture,” and, together with the Original Indenture and the Third Supplemental Indenture, the “2021 Notes Indenture,” and, together with the 2017 Notes Indenture, the “Indentures” and each, an “Indenture”), by and between the Company and the Trustee, relating to the Company’s 1.75% Convertible Senior Notes due 2021 (the “2021 Notes,” and together with the 2017 Notes, the “Notes”), as further amended and supplemented by that certain Third Supplemental Indenture, dated as of August 23, 2016 (the “Third Supplemental Indenture”), by and between the Company and the Trustee. The 2017 Notes mature on December 15, 2017 and the 2021 Notes mature on December 15, 2021.

As of August 25, 2016, there were $42,471,000 aggregate principal amount of 2017 Notes outstanding and $202,366,000 aggregate principal amount of 2021 Notes outstanding.

2.1. The Company’s Obligation to Repurchase the Notes.

The consummation of the Offer, the completion of the Merger and the Delisting each resulted in a Fundamental Change pursuant to the terms of the applicable Notes and the applicable Indenture. As a result, each holder of the Notes (each, a “Holder”) has the right (the “Fundamental Change Repurchase Right”), at the Holder’s option, to require the Company to repurchase for cash such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on September 27, 2016 (the “Fundamental Change Repurchase Date”). This Fundamental Change Repurchase Right will expire at 5:00 p.m. Eastern time on September 26, 2016 (the “Fundamental Change Expiration Time”). We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. Holders may exercise their Fundamental Change Repurchase Right by (i) delivering notice in accordance with The Depositary Trust Company’s (“DTC”) applicable procedures (the “Fundamental

Change Repurchase Notice”) to Wilmington Trust, National Association, as tender agent (the “Tender Agent”), at any time prior to the Fundamental Change Expiration Time and (ii) by delivering the Notes described in the Fundamental Change Repurchase Notice to the Tender Agent through book-entry transfer on or after the date of delivery of the Fundamental Change Repurchase Notice. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

If we make any change to this Fundamental Change Repurchase Right, which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Notice that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Repurchase Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Repurchase Right would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Notice.

2.2. Repurchase Price.

Pursuant to the terms of the applicable Indenture and the applicable Notes, the repurchase price to be paid by the Company for the Notes is a cash price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”). The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time will be paid by the Paying Agent, on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer of such Notes to the Tender Agent by the Holder thereof in the manner described in this Notice. Notes validly surrendered for repurchase will be accepted only in principal amounts of $1,000 or an integral multiple of $1,000.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued and unpaid interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date. The amount of accrued and unpaid interest per $1,000 principal amount of Notes will be calculated by multiplying the current annual interest rate by the number of days that have elapsed since June 15, 2016 (the last interest payment date for each of the 2017 Notes and the 2021 Notes) to, but excluding, the Fundamental Change Repurchase Date, divided by 360 and multiplying the product by each $1,000 principal amount of Notes. The Company estimates that the accrued and unpaid interest payable on the Notes that are validly surrendered for repurchase will be approximately $9.92 per $1,000 principal amount of 2017 Notes surrendered and approximately $4.96 per $1,000 principal amount of 2021 Notes surrendered.

The Fundamental Change Repurchase Price is based solely on the requirements of the applicable Indenture and the applicable Notes and bears no relationship to the market price of the Notes or the Shares. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date. Holders of Notes are urged to obtain the best available information as to current market prices of the Notes, to the extent available, before making a decision whether to surrender their Notes for repurchase.

None of the Company, Medtronic or Parent or any of their respective affiliates, or any of its or their respective board of directors, employees, advisors or representatives, or Wilmington Trust, National Association, in its role as the Trustee, the Tender Agent, the Paying Agent and the Conversion Agent (as defined below), is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase, or to exercise the conversion rights (if at all), pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3. Conversion Rights of the Holders.

As described in the Notice of Anticipated Merger Effective Date; Notice of Right to Convert, dated June 27, 2016, and delivered to all Holders and the Trustee, and notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time until the close of business on September 27, 2016 (the “Conversion Period”). Pursuant to the terms of the First Supplemental Indenture and the Second Supplemental Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Third Supplemental Indenture with respect to the First Supplemental Indenture and the Second Supplemental Indenture providing that, following the effective date of the Merger, the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate (as defined in the applicable Indenture, the “Conversion Rate”) multiplied by the Merger Consideration. As a result, if you decide to convert your Notes, the Company’s conversion obligation with respect to each $1,000 principal amount of Notes that are converted during the Conversion Period is fixed at an amount in cash equal to the Conversion Rate of 10.0000 for each of the 2017 Notes and the 2021 Notes, multiplied by $58.00 (i.e., the Merger Consideration). Accordingly, you will be entitled to receive $580.00 in cash per $1,000 principal amount of 2017 Notes or 2021 Notes validly surrendered for conversion during the Conversion Period.

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations described above will be deemed to satisfy in full its obligation to pay the principal amount of the Notes and any accrued and unpaid interest thereon to, but not including, the Conversion Date (as defined below). As a result, any accrued and unpaid interest to, but not including, the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited upon conversion of any Notes.

If you want to convert your Notes, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to Wilmington Trust, National Association, as the conversion agent (the “Conversion Agent”), through the transmittal procedures of DTC, prior to the end of the Conversion Period.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes through the transmittal procedures of DTC prior to the end of the Conversion Period.

Timely delivery of the appropriate instruction form and the Notes in compliance with the transmittal procedures of DTC is the responsibility of the surrendering Holder.

The conversion date with respect to each Holder electing to convert their Notes will be the date on which such Holder has satisfied all of the foregoing requirements (the “Conversion Date”). The Company will pay the consideration due in respect of the conversion no later than the third Business Day (as defined in the applicable Indenture) immediately following the relevant Conversion Date.

If you exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. Holders bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Repurchase Right may surrender their Notes for conversion into cash at any time prior to the end of the Conversion Period as described herein or as otherwise provided in the applicable Indenture.

Holders who do not convert their Notes during the Conversion Period or do not deliver a Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time will retain the right to convert their Notes for cash consideration if a subsequent conversion right is triggered under Section 4.01(a) of the applicable Indenture.

Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and facsimile number set forth on the cover of this Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00:

Series of Notes	Fundamental Change Repurchase Right		Conversion
2017 Notes	$1,009.92	(1)	$580.00	(2)

2021 Notes	$1,004.96	(1)	$580.00	(2)

(1)	If you exercise the Fundamental Change Repurchase Right and the Notes are repurchased for the Fundamental Change Repurchase Price, you will receive $1,000.00 plus a sum equal to accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, for total consideration of approximately $1,009.92 for any 2017 Notes and $1004.96 for any 2021 Notes, assuming a Fundamental Change Repurchase Date of September 27, 2016.
(2)	If you exercise your conversion right during the Conversion Period, you will receive cash in an amount equal to the Conversion Rate of 10.0000 for each of the 2017 Notes and 2021 Notes, multiplied by $58.00 (i.e., the Merger Consideration). As a result, you will be entitled to receive $580.00 in cash per $1,000 principal amount of 2017 Notes or 2021 Notes validly surrendered for conversion.

The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right. The value that you will receive if you convert your Notes prior to the end of the Conversion Period is substantially less than the funds that you will receive if you validly exercise the Fundamental Change Repurchase Right. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, Medtronic or Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, or Wilmington Trust, National Association, in its role as the Trustee, the Tender Agent, the Paying Agent and the Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4. Market for the Notes and the Shares.

There is no established market for trading in the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the Shares (to the extent such Shares are traded) and the market for similar Notes. Following the expiration of the Fundamental Change Repurchase Right and the Conversion Period, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. The extent of the public market for the Notes following the expiration of the Fundamental Change Repurchase Right and the Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. The Trustee has informed the Company that, as of the date of this Notice, all of the Notes are held in global form through DTC. As of August 25, 2016, there was $244,837,000 aggregate principal amount of Notes outstanding. As of August 25, 2016, the most recent closing price of the 2017 Notes and 2021 Notes in the over-the-counter market as quoted on Bloomberg was $98.75 and $100.01, respectively, per $1,000 principal amount.

In connection with the Merger, the Shares ceased trading on The Nasdaq Stock Market LLC on August 23, 2016. Prior to the Merger, the Shares traded on The Nasdaq Stock Market LLC under the symbol “HTWR.” The following table sets forth, for each of the periods indicated, the high and low intraday sale prices per Share as reported on The Nasdaq Stock Market LLC:

	High	Low
Year Ended December 31, 2014
First Quarter	$105.84	$90.47
Second Quarter	97.60	80.15
Third Quarter	93.73	76.19
Fourth Quarter	86.92	69.05
Year Ended December 31, 2015:
First Quarter	$90.96	$70.92
Second Quarter	95.59	70.89
Third Quarter	94.15	50.03
Fourth Quarter	57.85	34.70
Year Ended December 31, 2016:
First Quarter	$49.35	$25.02
Second Quarter	57.92	25.31
Third Quarter (through August 22, 2016)	58.00	57.33

On August 22, 2016, the last full trading day prior to the Delisting, the closing sale price of the Shares on The Nasdaq Stock Market LLC was $57.98 per Share. As of August 22, 2016, there were approximately 17,561,508 Shares outstanding. We urge you to obtain current market information for the Notes, to the extent available, before making any decision to either surrender your Notes pursuant to the Fundamental Change Repurchase Right or to surrender your Notes for conversion.

2.5. Ranking.

The Notes are senior unsecured obligations and rank senior in right of payment to the Company’s future indebtedness that is expressly subordinated in right of payment by the Notes; equal in right of payment to the Company’s existing and future unsecured indebtedness that is not subordinated; effectively subordinated in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries.

3. PROCEDURES TO BE FOLLOWED BY HOLDERS ELECTING TO SURRENDER NOTES FOR REPURCHASE.

In order to receive the Fundamental Change Repurchase Price for their Notes, Holders must deliver the Fundamental Change Repurchase Notice to the Tender Agent prior to the Fundamental Change Expiration Time and deliver the Notes described in the Fundamental Change Repurchase Notice to the Tender Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple of $1,000. If Holders do not validly surrender their Notes before the

Fundamental Change Expiration Time, those Notes will remain outstanding subject to the existing terms of the Notes.

3.1. Method of Delivery.

The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, each Fundamental Change Repurchase Notice and the Notes described therein shall be delivered via an agent’s message that is transmitted through DTC’s Automated Tender Offer Program (“ATOP”), and delivery via ATOP will satisfy the Holder’s Fundamental Change Repurchase Right delivery requirements pursuant to the terms of the applicable Indenture. Delivery of the Fundamental Change Repurchase Notice and the Notes described therein through ATOP is the responsibility of the surrendering Holder.

Holders who are DTC participants should follow the instructions described above. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender the Notes on such Holder’s behalf through the transmittal procedures described above prior to the Fundamental Change Expiration Time.

Any Fundamental Change Repurchase Notice sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted by DTC to the Tender Agent, will acknowledge, on behalf of DTC and the Holder, an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right” below.

3.2. Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, your Fundamental Change Repurchase Notice through ATOP, a Holder acknowledges and agrees as follows:

•	the Notes described in the Fundamental Change Repurchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the applicable Notes, the applicable Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder received this Notice and acknowledges that this Notice provides the notice required pursuant to the applicable Indenture with respect to the Fundamental Change Repurchase Right;

•

upon the terms and subject to the conditions set forth in this Notice, the applicable Indenture and the applicable Notes, and effective upon the Fundamental Change Repurchase Date, such Holder (i) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all the Notes described in the Fundamental Change Repurchase Notice, (ii) releases and discharges the Company and Wilmington Trust, National Association, in its role as the Trustee, the Tender Agent, the Paying Agent and the Conversion Agent, and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption, conversion or defeasance of the Notes and (iii) irrevocably constitutes and appoints the Tender Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Tender Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the terms set forth in the applicable Indenture, the applicable Notes and this Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Repurchase Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Repurchase Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquired good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Tender Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	such Holder understands that the Company’s acceptance of the Notes for payment pursuant to the procedures described in this Notice will constitute a binding agreement under the law of the State of New York between such Holder and the Company enforceable in accordance with the terms and subject to the conditions of the Fundamental Change Repurchase Right;

•	such Holder understands that all Notes described in any Fundamental Change Repurchase Notice that are validly delivered and not validly withdrawn prior to the Fundamental Change Expiration Time will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the applicable Indenture, the applicable Notes, this Notice and any related notice materials, as amended and supplemented from time to time;

•	payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	any delivered Fundamental Change Repurchase Notice may only by withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the Holder and every obligation of the Holder shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives; and

•	all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Repurchase Notice or the surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4. RIGHT OF WITHDRAWAL.

A Fundamental Change Repurchase Notice may be withdrawn at any time prior to the Fundamental Change Expiration Time.

In order to withdraw a previously delivered Fundamental Change Repurchase Notice, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to the Fundamental Change Expiration Time. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless the Fundamental Change Repurchase Notice with respect to such Notes is first validly withdrawn prior to the Fundamental Change Expiration Time. Holders bear the risk of untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5. PAYMENT FOR SURRENDERED NOTES; SOURCE AND AMOUNT OF FUNDS.

Prior to 11:00 a.m. New York City time on the Fundamental Change Repurchase Date, the Company will deposit with the Paying Agent an amount of money in immediately available funds sufficient to pay the Fundamental Change Repurchase Price for each Note or portion of a Note that is to be repurchased as of the Fundamental Change Repurchase Date. The Paying Agent will, on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer of such Notes to the Tender Agent by the Holder thereof in the manner described in this Notice, make payment of the Fundamental Change Repurchase Price by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $246,261,568.83, calculated as the sum of (a) (i) $42,471,000.00, representing 100% of the principal amount of the 2017 Notes outstanding as of August 25, 2016, plus (ii) $421,170.75, representing accrued and unpaid interest on such 2017 Notes up to, but excluding, the Fundamental Change Repurchase Date and (b) (i) $202,366,000.00, representing 100% of the principal amount of the 2021 Notes outstanding as of August 25, 2016, plus (ii) $1,003,398.08, representing accrued and unpaid interest on such 2021 Notes up to, but excluding, the Fundamental Change Repurchase Date.

The Company expects to fund the repurchase from available cash on hand and funds made available by Parent.

6. NOTES ACQUIRED.

All of the Notes for which a Fundamental Change Repurchase Notice has been validly delivered and not validly withdrawn as of the Fundamental Change Expiration Time, will, as of the Fundamental Change Repurchase Date, cease to be outstanding and interest on such Notes will cease to accrue, unless the Company fails to pay the Fundamental Change Repurchase Price to the Paying Agent with respect to such Notes as of the Fundamental Change Repurchase Date.

7. PLANS OR PROPOSALS OF THE COMPANY.

Following the consummation of the Merger, all of the outstanding Shares are owned by Parent. In addition, the Shares ceased trading on The Nasdaq Stock Market LLC following the consummation of the Merger, and the Company currently intends to file, on or around September 2, 2016, a Form 15 with the Securities and Exchange Commission to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around December 1, 2016.

As disclosed by the Company in its Current Report on Form 8-K filed on August 23, 2016, in connection with the consummation of the Merger, the former members of the Company’s board of directors were replaced with the individuals listed on Annex A to this Notice.

It is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Medtronic is in the process of conducting a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential in conjunction with Medtronic’s other businesses. Medtronic will continue to evaluate the business and operations of the Company during the pendency of the Fundamental Change Repurchase Right and will take such actions as it deems appropriate under the circumstances then existing.

Except as disclosed in this Notice, none of the Company, Medtronic or Parent, or any of their respective directors or executive officers, currently have any plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF THE COMPANY IN THE NOTES.

Based on a reasonable inquiry by Parent:

•	none of the Company, Medtronic or Parent, or any executive officer or director of the Company, Medtronic or Parent or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes; and

•	during the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the applicable Indenture described herein.

The Company will not repurchase any Notes from any officer, director or affiliate of the Company. A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9. AGREEMENTS INVOLVING THE COMPANY’S SECURITIES.

Based on a reasonable inquiry by Parent, except for, and as contemplated by, the Merger Agreement and as otherwise described in this Notice, none of the Company, Medtronic or Parent, or any of their respective directors or executive officers, is a party to any agreement, arrangement or understanding with any other person with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. PURCHASES OF NOTES BY THE COMPANY AND ITS AFFILIATES.

Each of the Company and its affiliates, including their executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

11. MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS.

This disclosure is limited to the U.S. federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure that could affect the U.S. federal tax treatment of a disposition of a Note as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights. Holders should seek their own tax and legal advice based on their particular circumstances from an independent tax adviser.

IN GENERAL

The following summary describes certain material U.S. federal income tax consequences of the disposition of a Note as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights, and the receipt of cash in exchange for such Note. It:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Department regulations all of which are subject to change (possibly with retroactive effect) or to different interpretations;

•	does not discuss the tax considerations to you if you do not hold the Notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax considerations that may be relevant to you in light of your particular circumstances or that may be relevant to you because you are subject to special rules, such as rules applicable to banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, S corporations, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, traders in securities or foreign currencies that have elected the mark-to-market method of accounting, persons liable for alternative minimum tax, persons holding the Notes as part of a hedge, straddle, “constructive sale, “conversion” or other integrated transaction, or former U.S. citizens or long-term residents subject to taxation as expatriates;

•	does not discuss the effect of any state, local or foreign laws, or any U.S. federal gift tax or estate tax considerations and does not address the 3.8% Medicare tax on net investment income that can also apply to certain U.S. holders’ capital gains and interest in respect of the Notes; and

•	does not discuss tax considerations to an owner of the Notes held through a partnership or other pass-through entity.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds the Notes, you should consult your own tax advisors.

Please consult your own tax advisor regarding the application of U.S. federal income tax laws to your particular situation and the consequences of U.S. federal estate and gift tax laws, state, local and foreign laws and tax treaties.

As used in this section, a “U.S. Holder” of a Note means a beneficial owner of a Note that is, for U.S. federal income tax purposes, a citizen or resident of the United States or any political subdivision thereof, a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) such trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date and has a valid election in effect to continue to be treated as a U.S. person, as defined in the Code. As used in this section, a “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

TAX CONSIDERATIONS FOR U.S. HOLDERS

This section applies to you if you are a U.S. Holder.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussions under “—Accrued Interest” and “—Market Discount”, on the sale, exchange, redemption or other taxable disposition of a Note (including a disposition of a Note by a U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right):

•	You will have taxable gain or loss equal to the difference between the amount of cash received on the disposition, other than amounts attributable to accrued but unpaid interest (which will be taxable as described under “—Accrued Interest” below), and your adjusted tax basis in the Note.

•	Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you have a holding period for the Note that is more than one year. The deductibility of capital losses is subject to limitation.

•	Your adjusted tax basis in a Note generally will equal the cost of the Note to you, less any principal payments received and increased by the amount of original issue discount (“OID”) (taking into account any acquisition premium that offset such original issue discount) previously accrued on the Notes. If you have elected to include “market discount” (as described below) in income as it accrues, then your tax basis in a Note will be increased by any market discount previously included in gross income. If you purchased a Note for an amount greater than its principal amount, then your tax basis in the Note will be decreased by the amount of any such excess that you have elected to offset against interest income as amortizable bond premium.

Accrued Interest

Amounts received by you upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that are attributable to accrued and unpaid interest, including OID, will be taxable to you as ordinary interest income, to the extent that such interest or OID has not been previously included in income.

Market Discount

Gain recognized by you upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the you held such Note, unless you have made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeded your tax basis in that Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless you have elected to accrue market discount using a constant-yield method for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply with respect to payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, the Notes. Backup withholding may apply to those payments if you fail to provide to the Paying Agent your taxpayer identification number, or certification of exempt status, or if you have failed to report in full interest and dividend income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished in the appropriate manner to the IRS.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The discussion that follows this paragraph applies to you if you are a non-U.S. Holder and the interest and gain you receive is not effectively connected with your conduct of a U.S. trade or business. If the interest and gain you receive is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), you will be subject to rules similar to those described above for U.S. Holders. In addition to this treatment, if you are a corporation, you could be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate). You will be exempt from the withholding tax on interest and dividends discussed below, although you will be required to provide a properly executed IRS Form W-8ECI (or other applicable form) in order to obtain an exemption from withholding. These rules are complex and you should consult with your tax advisors.

This section assumes that we are or have been at no time a “U.S. real property holding corporation.” We believe that we are not and have not been a U.S. real property holding corporation and do not expect to become such a corporation. If we are or have been a U.S. real property holding corporation, there could be adverse tax consequences to a non-U.S. Holder.

Sale, Exchange, Redemption or Other Disposition of the Notes and Sale or Exchange of Shares of Our Common Stock

Subject to the discussion of “—Accrued Interest” and “—Information Reporting and Backup Withholding” below, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of a Note or the sale or exchange of a Share unless you are an individual present in the United States for at least 183 days during the year in which you dispose of the Note or shares of our common stock, and other conditions are satisfied.

Accrued Interest

Subject to the discussion under “—Information Reporting and Backup Withholding” and “—FATCA” below, accrued interest (including, for these purposes, OID) paid to you will not be subject to U.S. federal withholding tax, provided that pursuant to the ‘‘portfolio interest’’ exception:

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote,

•	you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to the Company,

•	you are not a bank receiving interest on the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, and

•	you satisfy certain certification requirements.

Payments of interest on a Note that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. Holder any interest paid during the year (including payments attributable to accrued but unpaid interest) and the amount of tax, if any, withheld with respect to those payments. Copies of these information returns may also be made available under the provisions of a treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

Certain certification requirements may apply in order for non-U.S. Holders to avoid backup withholding. Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability or have the amount refunded, provided you timely provide the required information to the IRS.

TREATMENT OF NON-EXERCISING HOLDERS

We do not believe that the changes to the Notes occurring in connection with the Merger and the Fundamental Change should result in a deemed exchange of the Notes for “new” Notes for U.S. federal income tax purposes. As such, a Holder that does not exercise its Fundamental Change Repurchase Right or conversion rights with respect to a Note generally should not incur U.S. federal income tax liability with respect to the Note as a result of the consummation of the repurchase of Notes by the Company pursuant to this Notice.

FATCA

Pursuant to Sections 1471 through 1474 of the Code, as modified by United States treasury regulations, guidance from the IRS and intergovernmental agreements and subject to further guidance (collectively, “FATCA”), U.S. federal withholding tax at the rate of 30% may apply to payments of interest and, beginning on January 1, 2019, gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of the Notes made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities unless they satisfy certain due diligence and information reporting requirements. An intergovernmental agreement between the United States and the non-U.S. holder’s jurisdiction may modify these requirements.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER LAW.

12. ADDITIONAL INFORMATION.

The Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the Securities and Exchange Commission (the “SEC”) at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at www.sec.gov.

As described in “Section 7—Plans or Proposals of the Company” above, after the consummation of the Merger, the Shares ceased trading on The Nasdaq Stock Market LLC. The Company intends to file a Form 15 with the SEC on or about September 2, 2016 to terminate the registration of the Shares under the Exchange Act and immediately suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around December 1, 2016.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Notice and the Third Supplemental Indenture), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2016 and for the fiscal quarter ended June 30, 2016;

•	the Company’s Current Reports on Form 8-K, filed with the SEC on January 11, 2016 (with respect to Items 8.01 and 9.01), January 13, 2016, January 28, 2016, February 24, 2016, March 15, 2016, June 6, 2016 and June 27, 2016 (except for information furnished under Item 7.01);

•	all other reports filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	all documents filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Notice and prior to the Fundamental Change Expiration Time;

•	the Original Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 15, 2010;

•	the First Supplemental Indenture between the Company and the Trustee, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on December 15, 2010;

•	the Form of the 2017 Notes, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the SEC on December 15, 2010;

•	the Second Supplemental Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 19, 2015;

•	the Form of the 2021 Notes, filed as exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on May 19, 2015; and

•	the Third Supplemental Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 23, 2016.

For more information about the Offer and the Merger, you should review the Tender Offer Statement on Schedule TO, as amended, filed by Medtronic, Parent and Purchaser with the SEC on July 26, 2016, and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, as amended, filed by the Company with the SEC on July 26, 2016. A copy of the Merger Agreement is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 27, 2016.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

13. SOLICITATIONS.

Parent has retained The Proxy Advisory Group, LLC to act as the information agent (the “Information Agent”) and the Company has retained Wilmington Trust, National Association, to act as the Tender Agent, each in connection with the Fundamental Change Repurchase Right. The Information Agent and the Tender

Agent will receive reasonable and customary compensation for its services and be reimbursed for certain reasonable out-of-pocket expenses. Parent will indemnify the Information Agent and the Company will indemnify the Tender Agent, each against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, the Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by us upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

14. CONFLICTS.

In the event of any conflict between this Notice, on the one hand, and the terms of the applicable Indenture, the applicable Notes or any applicable laws, on the other hand, the terms of the applicable Indenture, the applicable Notes or applicable laws, as the case may be, will control.

None of the Company, Medtronic or Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, or Wilmington Trust, National Association, in its role as the Trustee, the Tender Agent, the Paying Agent and the Conversion Agent, is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights (if at all), pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

August 26, 2016	HEARTWARE INTERNATIONAL, INC.

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s Board of Directors and each of the Company’s executive officers. The current business address of each person is c/o Medtronic, Inc., 710 Medtronic Parkway, Minneapolis, MN 55432. All directors and executive officers listed below are citizens of the United States. The Company’s directors are noted with an asterisk.

Name	Present Principal Occupation

*Philip J. Albert	Vice President, Corporate Tax of Parent; Vice President of the Company

Michael J. Coyle	Executive Vice President and Group President, Cardiac and Vascular Group of Medtronic and Parent; President of the Company

*Linda S. Harty	Vice President & Treasurer of Parent and of the Company

Douglas A. Hoekstra	Vice President & Corporate Controller of Parent; Vice President & Controller of the Company

Matthew J. Nicolella	Vice President and Chief Mergers & Acquisitions Counsel of Parent; Vice President of the Company

*Keyna P. Skeffington	Vice President & Assistant Secretary of Parent; Vice President & Secretary of the Company

Anne M. Ziebell	Program Manager, Subsidiaries and Corporate Governance of Medtronic; Assistant Secretary of Parent and the Company

Mr. Albert has served as Vice President and a director of the Company since August 2016 and Vice President, Corporate Tax of Parent since January 201l.

Mr. Coyle has served as President of the Company since August 2016, Executive Vice President and Group President, Cardiac and Vascular Group of Medtronic since January 2015 and of Parent since December 2009.

Ms. Harty has served as Vice President & Treasurer and a director of the Company since August 2016 and Vice President & Treasurer of Parent Since February 2010.

Mr. Hoekstra has served as Vice President & Controller of the Company since August 2016 and Vice President & Corporate Controller of Parent since 2009.

Mr. Nicolella has served as a Vice President of the Company since August 2016 and Vice President and Chief Mergers & Acquisitions Counsel of Medtronic since January 2015. Prior to that, he was Vice President and Chief Mergers & Acquisitions Counsel of Covidien plc, a medical device manufacturer, located at 15 Hampshire Street, Mansfield, MA 02048 since July 1998.

Ms. Skeffington has served as Vice President & Secretary and a director of the Company since August 2016 and Vice President & Assistant Secretary of Parent since January 2015. Ms. Skeffington has been employed by Parent since December 2004.

Ms. Ziebell has served as Assistant Secretary of the Company since August 2016 and of Parent since January 2015 and Program Manager, Subsidiaries and Corporate Governance of Medtronic since January 2015. Ms. Ziebell has been employed by Parent since 2004.